EXHIBIT 4.3

WELLS TIMBERLAND REIT, INC.
AMENDED AND RESTATED SHARE REDEMPTION PLAN

The board of directors (the “Board”) of Wells Timberland REIT, Inc., a Maryland corporation (the “Company”), has adopted a Share Redemption Plan (the “SRP”), the terms and conditions of which are set forth below. Capitalized terms shall have the same meaning as set forth in the Company’s charter unless otherwise defined herein.

1. Share Redemption. Subject to the terms and conditions of the Company’s credit agreements and the terms and conditions of this SRP, including the limitations on redemptions set forth in paragraph 3 and the procedures for redemption set forth in paragraph 4, the Company will redeem such number of shares of the Company’s Common Stock (the “Shares”) as requested by a stockholder or the authorized representative of a stockholder. Redemptions sought on the special terms identified in paragraph 5 do not require a one-year holding period and are subject only to the overall limitation that, during any calendar year, aggregate redemptions may not exceed 100% of the net proceeds from our distribution reinvestment plan during the calendar year and any additional amounts reserved for such purpose by the Company’s board of directors.

2. Redemption Price. The price at which the Company will redeem a Share depends on whether the redemption is sought within two years of a stockholder’s death, Qualifying Disability (as defined in paragraph 6) or qualification for federal assistance for confinement to a Long-Term Care Facility (as defined in paragraph 7). The redemption of a Share that is not sought within two years of a stockholder’s death, Qualifying Disability or qualification for federal assistance for confinement to a Long-Term Care Facility is referred to as an “Ordinary Redemption.”

a. The price that the Company will pay to redeem Shares pursuant to an Ordinary Redemption is as follows:

i. through the end of the period of one year after the Company completes its offering stage, the redemption price will be at an amount per share equal to 91% of the aggregate amount paid to the Company for all Shares owned by such stockholder, divided by all Shares owned; and

ii. following a period of one year after the Company completes its offering stage, 95% of the per share value of Shares, as estimated by the Company’s advisor or other firm chosen for that purpose.

b. The price that the Company will pay to redeem Shares within two years of a stockholder’s death, Qualifying Disability or qualification for federal assistance for confinement to a Long-Term Care Facility (each such redemption, a “Special Redemption”) is as follows:

i. through the end of a period of one year after the Company completes its offering stage, the redemption price will be at an amount per share equal to 100% of the aggregate amount paid to the Company for all Shares owned by such stockholder, divided by all Shares owned; and

ii. following a period of one year after the Company completes its offering stage, 100% of the aggregate amount paid to the Company for all Shares owned by such stockholder, divided by all Shares owned, plus or minus (x) a valuation adjustment (the aggregate distributions per Share of any net sale proceeds from the sale of one or more of the Company’s assets) and, or, (y) any other special distributions so designated by the Board.

Notwithstanding the foregoing, during any period in which the Company is engaged in a public offering of Shares, the purchase price paid to redeem any Shares shall not exceed the then-current offering price.

The Company will view its offering stage as complete upon the termination of its last public equity offering prior to the listing of its shares on a national securities exchange. For purposes of the SRP, the Company will exclude from the definition of “public equity offering” certain issuances by it as described under the “ERISA Considerations — Annual Valuation” subsection of the Company’s prospectus. The Company will report the redemption price in the annual report and the three quarterly reports it is required to publicly file with the U.S. Securities and Exchange Commission.

3. Limitations on Redemption. Notwithstanding anything contained in this SRP to the contrary, the Company’s obligation to redeem Shares pursuant to paragraph 1 hereof is limited as follows.

a. The Company will not redeem any Share pursuant to this SRP that has been transferred for value by a stockholder. After a transfer for value, the transferee and all subsequent holders of the share are not eligible to participate in the SRP.

b. The Company will not make an Ordinary Redemption of a Share until such Share has been issued and outstanding for at least one year, provided that, if the Company is redeeming all of a stockholder’s Shares, then the Company will redeem Shares purchased by such stockholder pursuant to the Company’s distribution reinvestment plan, even if such Shares have not been issued and outstanding for at least one year.

c. During any calendar year, the Company will not redeem in excess of 5% of the weighted-average number of shares outstanding during the prior calendar year.

d. The Company will not redeem Shares on any Redemption Date (as defined in paragraph 4 below) to the extent that such redemptions would cause the aggregate amount paid for redemptions since the beginning of the then-current calendar year to exceed the sum of (x) 100% of the net proceeds from the Company’s distribution reinvestment plan during such period and (y) any additional amount reserved for such purpose by the Board.

4. Procedures for Redemption. The Company will redeem Shares on the last business day of each month (each such date a “Redemption Date”). For a stockholder’s Shares to be eligible for redemption on a given Redemption Date, the Company must receive a written redemption request at least five business days before the Redemption Date. If the Company cannot repurchase all Shares presented for redemption in any month, then the Company will attempt to honor redemption requests on a pro rata basis, except that (i) if a pro rata redemption would result in a stockholder owning less than half of the minimum amount described the “Plan of Distribution — Minimum Purchase Requirements” subsection of the Company’s prospectus, then the Company would redeem all of such stockholder’s Shares; and (ii) if a pro rata redemption would result in a stockholder owning more than half but less than all of the applicable minimum amount, then the Company would not redeem any Shares that would reduce a stockholder’s ownership of Shares below the applicable minimum amount.

If the Company does not completely satisfy a redemption request at month-end because the Company did not receive the request in time, or because of the restrictions on the number of Shares the Company may redeem under the SRP, then the Company will treat the unsatisfied portion of the redemption request as a request for redemption at the next Redemption Date, unless the redemption request is withdrawn. Any stockholder may withdraw a redemption request by sending written notice to the Company at the address set forth in paragraph 7, provided such notice is received before the Redemption Date.

5. Special Provisions upon Death, Qualifying Disability or Qualification for Federal Assistance for Confinement to a Long-Term Care Facility.

Notwithstanding anything herein to the contrary, the Company will treat redemption requests sought pursuant to a Special Redemption differently than Ordinary Redemptions, as follows:

a. There is no requirement that Shares be issued and outstanding for at least one year before being redeemed;

b. The Special Redemption pricing terms set forth in paragraph 2.b. will apply.

c. The limitation on redemptions set forth in paragraph 3.b. will not apply.

d. A stockholder that is a trust may only redeem on the terms available in connection with a Special Redemption if the deceased or disabled was the sole beneficiary of the trust, or if the only other beneficiary of the trust was the spouse of the deceased or disabled.

6. Qualifying Disability Determinations. In order for a stockholder’s disability to entitle such stockholder to the Special Redemption terms described in paragraph 5 (a “Qualifying Disability”), (1) the stockholder must receive a determination of disability based upon a physical or mental condition or impairment arising after the date the stockholder acquired the Shares to be redeemed, and (2) such determination of disability must be made by the governmental agency responsible for reviewing the disability retirement benefits that the stockholder could be eligible to receive (the “Applicable Government Agency”). The Applicable Government Agencies are limited to the following: (i) if the stockholder paid Social Security taxes and, therefore, could be eligible to receive Social Security disability benefits, then the Applicable Governmental Agency is the Social Security Administration or the agency charged with responsibility for administering Social Security disability benefits at that time if other than the Social Security Administration; (ii) if the stockholder did not pay Social Security taxes and, therefore, could not be eligible to receive Social Security disability benefits, but the stockholder could be eligible to receive disability benefits under the Civil Service Retirement System (“CSRS”), then the Applicable Governmental Agency is the U.S. Office of Personnel Management or the agency charged with responsibility for administering CSRS benefits at that time if other than the Office of Personnel Management; or (iii) if the stockholder did not pay Social Security taxes and, therefore, could not be eligible to receive Social Security benefits but suffered a disability that resulted in the stockholder’s discharge from military service under conditions that were other than dishonorable and, therefore, could be eligible to receive military disability benefits, then the Applicable Governmental Agency is the Department of Veterans Affairs or the agency charged with the responsibility for administering military disability benefits at that time if other than the Department of Veterans Affairs.

A disability determination by a governmental agency for purposes other than those listed above, including but not limited to worker’s compensation insurance, administration or enforcement of the Rehabilitation Act or Americans with Disabilities Act, or waiver of insurance premiums will not be considered a Qualifying Disability. Redemption requests following an award by the Applicable Governmental Agency of disability benefits must be accompanied by: (1) the investor’s initial application for disability benefits and (2) a Social Security Administration Notice of Award, a U.S. Office of Personnel Management determination of disability under CSRS, a Department of Veterans Affairs record of disability-related discharge or such other documentation issued by the Applicable Governmental Agency that the Company deems acceptable and that demonstrates an award of the disability benefits.

Because the following disabilities do not entitle a worker to Social Security disability benefits, they will not be considered Qualifying Disabilities, except in the limited circumstances when the investor is awarded disability benefits by the other Applicable Governmental Agencies described above:

a. disabilities occurring after the legal retirement age;

b. temporary disabilities; and

c. disabilities that do not render a worker incapable of performing substantial gainful activity.

7. Qualifying for Federal Assistance for Confinement to a Long-Term Care Facility.

With respect to the Special Redemption terms described in paragraph 5 sought in connection with a stockholder (or stockholder’s spouse) qualifying for federal assistance for confinement to a Long-Term Care Facility, a “Long-Term Care Facility” shall mean an institution that: (a) either (i) is, approved by Medicare as a provider of skilled nursing care, or (ii) is licensed as a skilled nursing home by the state or territory in which it is located (it must be within the United States, Puerto Rico, or U.S. Virgin Islands); and (b) meets all of the following requirements: (i) its main function is to provide skilled, intermediate or custodial nursing care; (ii) it provides continuous room and board to three or more persons; (iii) it is supervised by a registered nurse or licensed practical nurse; (iv) it keeps daily medical records of all medication dispensed; and (v) its primary service is other than to provide housing for residents.

A stockholder seeking a Special Redemption of his or her Shares in order to qualify for federal assistance for confinement of the stockholder (or the stockholder's spouse) to a Long-Term Care Facility must submit: (a) a written statement from a licensed physician certifying either (i) the continuous and continuing confinement of the stockholder (or the stockholder's spouse) to a Long-Term Care Facility beginning at any time in the last two years, or (ii) that the licensed physician has determined that the stockholder (or the stockholder's spouse) should be or is eligible to be indefinitely confined to a Long-Term Care Facility; and (b) evidence satisfactory to the Company in its sole discretion that the redemption of the Shares and complete or partial exhaustion of the redemption proceeds is necessary for the stockholder (or the stockholder's spouse) to meet the income or asset levels required by applicable state or federal assistance programs in order to qualify for state or federal assistance in paying for his or her Long-Term Care Facility. The Company may not effect a Special Redemption of Shares if the stockholder seeking redemption was confined to (or eligible to be confined to) a Long-Term Care Facility on the date he or she became a stockholder. If the Shares are not held by a natural person, or through a revocable grantor trust or an IRA or other retirement or profit sharing plan, then the right of redemption described in this paragraph 7 does not apply.

8. Termination, Suspension or Amendment of the SRP by the Company. The Company may amend, suspend or terminate the SRP for any reason upon 30 days’ notice to the Company’s stockholders. The Company will notify stockholders of such developments (i) in the quarterly reports mentioned in Section 2. above or (ii) by means of a separate mailing, accompanied by disclosure in a current or periodic report under the Securities Exchange Act of 1934, as amended. During the current public offering, the Company will also include this information in a prospectus supplement or post-effective amendment to the registration statement, as then required under federal securities laws.

The SRP provides stockholders a limited ability to redeem Shares for cash until a secondary market develops for the Shares. If and when such a secondary market develops, the SRP will terminate automatically.

9. Address for Notice of Redemption Requests. Stockholders who desire to redeem their shares must provide written notice to Wells Investment Securities at 6200 The Corners Parkway, Norcross, Georgia 30092-3365, Attn: Client Services.

10. Liability of the Company. The Company shall not be liable for any act done in good faith or for any good faith omission to act.

11. Governing Law. The SRP shall be governed by the laws of the State of Maryland.